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                                   EXHIBIT 12

              RATIO OF EARNINGS TO FIXED CHARGES
              (DOLLAR AMOUNTS IN THOUSANDS)
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
                                                                                       FISCAL YEAR
                                                             --------------------------------------------------------------
                                                              2002          2001          2000          1999          1998
              Income from continuing
              operations before income taxes                 11,772        20,410         7,882        35,776        41,127
              Minority Interest in earnings                   2,605         4,099         2,058           -             -
              Income from equity investments                   (729)         (250)          (30)          -             -

              Fixed Charges
                 Interest Expense*                           12,816        14,736        18,632        20,226        16,871
                 Interest Factor of Rent Expense                168           152           128           136            60
                                                             ------        ------        ------        ------        ------
                        Fixed Charges                        12,984        14,888        18,760        20,362        16,931
                                                             ------        ------        ------        ------        ------

              Cash from equity investments                    1,106           -             -             -             -
                                                             ------        ------        ------        ------        ------
                        Net                                  27,738        39,147        28,670        56,138        58,058
                                                             ------        ------        ------        ------        ------

              Ratio of Earnings from continuing
              operations to fixed charges (times)              2.14          2.63          1.53          2.76          3.43



              * INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS
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